                                                                Exhibit 99(a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated June 16, 1998 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction where the making of the Offer or acceptance thereof is not in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Credit Suisse First Boston Corporation ("Credit Suisse First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING SHARES OF COMMON STOCK
                                         OF
                           PLENUM PUBLISHING CORPORATION
                                         AT
                                $73.50 NET PER SHARE
                                         BY

                               PPC ACQUISITION CORP.
                        A DIRECT WHOLLY OWNED SUBSIDIARY OF
                                KLUWER BOSTON, INC.

     PPC Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $.10 per share (the "Shares"), of Plenum Publishing Corporation, a Delaware corporation (the "Company"), at a purchase price of $73.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 16, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering stockholders who have shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Offeror intends to effect the Merger described below.

   ---------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON WEDNESDAY, JULY 15, 1998, UNLESS THE OFFER IS EXTENDED.
   ---------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT WITHDRAWN THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES TO BE ACQUIRED PURSUANT TO THE PURCHASE AGREEMENTS (AS DEFINED BELOW) SIMULTANEOUSLY WITH THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER, REPRESENT AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS AND THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION, SECTION 1-"TERMS OF THE OFFER" AND SECTION 14-"CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS" OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 10, 1998 (the "Merger Agreement"), by and among Parent, the Offeror and the Company. Pursuant to the Merger Agreement, and on the terms and subject to the conditions set forth therein, the Offeror will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation in the Merger, and each outstanding Share (other than any Shares held by Parent, the Offeror, any wholly owned subsidiary of Parent or the Offeror, or in the treasury of the Company which shall be cancelled, and Shares held by stockholders who properly exercise appraisal rights under Delaware law, if any), will be converted into the right to receive $73.50 in cash, without interest thereon, and the Company will become a direct wholly owned subsidiary of Parent.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offeror has entered into five Stock Purchase Agreements, each dated as of June 10, 1998 (the "Purchase Agreements"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 536,960 Shares representing approximately 15.3% of the outstanding Shares on a fully diluted basis (the "Stockholders' Shares") pursuant to which the Stockholders have, among other things, (i) agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares unless an election is made by the Offeror to purchase the Stockholders' Shares and (ii) granted to the Offeror an option to purchase the Stockholders' Shares exercisable in certain limited circumstances following the Expiration Date or the termination of the Offer by the Offeror). In addition, the Stockholders have agreed to appoint the Offeror under certain circumstances as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreements. THE TENDER BY THE STOCKHOLDERS OF THE STOCKHOLDERS' SHARES ALONE WILL NOT CAUSE THE MINIMUM CONDITION TO BE SATISFIED.

     For purposes of the Offer, the Offeror shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Offeror gives oral or written notice to Morgan Guaranty Trust Company of New York (the "Depositary") of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Offeror by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), and (ii) the Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.

     The Offeror expressly reserves the right at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether any of the events set forth in Section 14 -"Certain Conditions to the Offeror's Obligations" of the Offer to Purchase shall have occurred or shall have been determined by the Offeror to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on July 15, 1998 unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after August 14, 1998. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing such Shares and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except that such signature guarantee requirement is not applicable in the case of Shares tendered by an Eligible Institution). In the case of Shares tendered by book-entry transfer, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures in Section 3-"Procedure for Tendering Shares" of the Offer to Purchase at any time before the Expiration Date. All questions as to the form and the validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                      The Information Agent for the Offer is:

                                     GEORGESON
                                   & COMPANY INC.
                                   --------------

                                 Wall Street Plaza
                              New York, New York 10005
                         Bankers and Brokers Call Collect:
                                   (212) 440-9800
                             All Others Call Toll Free:
                                   (800) 223-2064

                        The Dealer Manager for the Offer is:

                                   CREDIT | FIRST
                                   SUISSE | BOSTON

                               Eleven Madison Avenue
                           New York, New York 10010-3629
                           Call Toll Free (800) 881-8320


June 16, 1998